Exhibit 10.18

AMENDMENT NO. 3

TO THE NACCO MATERIALS HANDLING GROUP, INC.

UNFUNDED BENEFIT PLAN

(As Amended and Restated Effective April 24, 2009)

NACCO Materials Handling Group, Inc. hereby adopts this Amendment No. 3 to the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan (As Amended and Restated Effective April 24, 2009) (the “Plan”), to effective as of, and contingent upon, the “Spin Off Date,” as such term is defined in the 2012 Separation Agreement between NACCO Industries, Inc. and Hyster-Yale Materials Handling, Inc. Words used herein with initial capital letters which are defined in the Plan are used herein as so defined.

Section 1

Section 2.8 of the Plan is hereby deleted in its entirety.

Section 2

Section 2.9(c) of the Plan is hereby amended in its entirety to read as follows:

“(c) Notwithstanding the foregoing, a Participant shall not be classified as a Key Employee unless the stock of NACCO Industries, Inc. (or a related entity) (for periods prior to the “Spin Off Date,” as such term is defined in the 2012 Separation Agreement between NACCO Industries, Inc. and Hyster-Yale Materials Handling, Inc.) or Hyster-Yale Materials Handling, Inc. (for periods on and after the Spin-Off Date) (subject to any applicable transitional rules contained in Code Section 409A and the regulations issued thereunder) is publicly traded on an established securities market or otherwise on the date of the Participant’s Termination of Employment.”

Section 3

Section 2.15 of the Plan is hereby amended in its entirety to read as follows:

“Section 2.15. ROTCE. ROTCE shall be determined as follows: For the period from January 1, 2012 through the Spin-Off Date, the consolidated return on total capital employed of NACCO Industries, Inc., as determined by NACCO. For the period from the Spin-Off Date through December 31, 2012, the adjusted, consolidated return on total capital employed of the Company, as defined by the Compensation Committee of the Company for such Plan Year. Effective for Plan Years commencing on or after January 1, 2013, “ROTCE” shall mean the adjusted, consolidated return on total capital employed of Hyster-Yale Materials Handling, Inc., as defined by the Compensation Committee of Hyster-Yale Materials Handling, Inc. for such Plan Year.”

Section 4

Sections 5.2(a), 7.1(b), 10.3, 10.4, 10.5 and 10.6(a) of the Plan are hereby amended by deleting the term “Company’s Compensation Committee” and replacing it with the term “Compensation Committee of Hyster-Yale Materials Handling, Inc.” each place it appears therein.

Section 5

Section 11.2(a) of the Plan is hereby amended by deleting the term “Benefits Committee” and replacing it with the term “Company’s Benefits Committee” where it appears therein.

Section 7

Sections II and III of Appendix A to the Plan are hereby amended to read as follows:

“II. i.	Any “Person”‘ (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then Outstanding Voting Securities of Hyster-Yale Materials Handling, Inc. (“HY”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:

(A)	directly from HY that is approved by a majority of the Incumbent Directors (as defined below); or

(B)	by any Person pursuant to an Excluded HY Business Combination (as defined below);

provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the Outstanding Voting Securities of HY inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the Outstanding Voting Securities of HY, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

ii.	a majority of the Board of Directors of HY ceases to be comprised of Incumbent Directors; or

iii.	the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of HY or the acquisition of assets of another corporation, or other transaction involving HY (“HY Business Combination”) excluding, however, such a Business Combination pursuant to which both of the following apply (such a Business Combination, an “Excluded HY Business Combination”):

(A)	the individuals and entities who beneficially owned, directly or indirectly, HY immediately prior to such HY Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such HY Business Combination (including, without limitation, an entity that as a result of such transaction owns HY or all or substantially all of the assets of HY, either directly or through one or more subsidiaries); and

(B)	at the time of the execution of the initial agreement, or of the action of the Board of Directors of HY, providing for such HY Business Combination, at least a majority of the members of the Board of Directors of HY were Incumbent Directors.

III.	Definitions. The following terms as used herein shall be defined as follow:

1.	“Incumbent Directors” means the individuals who, as of the Spin Off Date, are Directors of HY and any individual becoming a Director subsequent to such date whose election, nomination for election by HY’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of HY in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of HY occurs as a result of an actual or threatened election contest (as described in Rule 14a 12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of HY.

2.	“Permitted Holders” shall mean, collectively, (i) the parties to the 2012 Stockholders’ Agreement, as amended from time to time, by and among the “Depository”, the “Participating Stockholders” (both as defined therein) and HY; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect on the date of the Change in Control, (ii) any direct or indirect subsidiary of HY and (iii) any employee benefit plan (or related trust) sponsored or maintained by HY or any direct or indirect subsidiary of HY.

3.	“Related Company” means NACCO Materials Handling Group, Inc. and its successors (“NMHG”), any direct or indirect subsidiary of NMHG and any entity that directly or indirectly controls NMHG.”

EXECUTED this          day of                     , 2012.

NACCO MATERIALS HANDLING GROUP, INC.

By:
Title: